Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 P +1 212 768 6700 F +1 212 768 6800 United States dentons.com

February 23, 2018

Board of Directors

MYnd Analytics, Inc.

26522 La Alameda

Suite 290

Mission Viejo, CA 92691

Re:	MYnd Analytics, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to MYnd Analytics, Inc., a Delaware corporation (the “Company”), in connection with the sale from time to time by the Company to the holders of non-transferable warrants (the “Warrants”) an aggregate of up to 2,539,061 shares of common stock (the “Warrants Shares”), par value $0.001 per share (the “Common Stock”) of the Company, at a price of $5.25 per share of Common Stock (the “Exercise Price”), to be issued pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “Registration Statement”).”

In connection with this opinion, we have examined and relied upon the Registration Statement and the prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; and (iv) the accuracy, completeness and authenticity of certificates of public officials. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

Board of Directors MYnd Analytics, Inc. February 23, 2018 Page 2	dentons.com

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that following (i) the issuance of the Warrants Shares in the manner described in the Registration Statement, (ii) the receipt by the Company of the consideration for the Warrants Shares specified therein, the Warrants Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Dentons US LLP